SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than Registrant [  ]


Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SARATOGA RESOURCES, INC.
                (Name of Registrant as Specified In Its Charter)

                            SARATOGA RESOURCES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)    Title of each class of securities to which transaction applies:
               N/A

        (2)    Aggregate number of securities to which transaction applies: N/A

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

        (4)    Proposed maximum aggregate value of transaction: N/A

        (5)    Total fee paid: N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid: N/A

        (2)    Form, Schedule or Registration Statement No.: N/A

        (3)    Filing Party: N/A

        (4)    Date Filed: N/A

To the Shareholders of
         SARATOGA RESOURCES, INC.:


        The following is for the purpose of providing supplemental information to the information set forth in the Company's definitive Proxy Statement previously sent to you along with the Company's Notice of Annual Meeting dated August 30, 1996 relative to the Annual Meeting of the Shareholders to be held at the Westwood Country Club, 3808 West 35th Street, Austin, Texas 78703, on Saturday, September 14, 1996 at 1:30 p.m. Reference herein to page numbers are those page numbers contained in the Company's Proxy Statement.

         PLEASE READ AND CONSIDER THIS SUPPLEMENTAL INFORMATION IN ITS ENTIRETY AND IN CONJUNCTION WITH THE MATERIAL CONTAINED IN THE PROXY STATEMENT PREVIOUSLY SENT TO YOU BY THE COMPANY. IN THE EVENT YOU FAILED TO RECEIVE SUCH PROXY STATEMENT, PLEASE CALL THE COMPANY COLLECT AT (713) 531-0022 AND WE WILL SEE THAT YOU RECEIVE THE MATERIALS AS SOON AS POSSIBLE.

LEGAL PROCEEDINGS (Page 4):

         With respect to the May 13, 1996 "Company Lawsuit" filed by the Company, Mr. Cooke and Mr. Dryer against Mr. Kaminski in state district court in Travis County, Texas, the Company, Mr. Cooke and Mr. Dryer have recently re-filed their respective claims as counter-claims in the May 15, 1996 "Kaminski Lawsuit" in state district court in Harris County, in order that all claims may be heard in one case pending in Harris County. Harris County has set a trial date of October 7, 1996.

         With respect to the May 15, 1996 "Kaminski Lawsuit", a Temporary Injunction was initially granted by the Court on May 15 which, in essence, prevented the Company, Mr. Cooke and Mr. Dryer from conducting any Company business outside of the ordinary course of business without first conducting a Board Meeting and giving Mr. Kaminski advance notice and an agenda of such meeting, or in any other manner interfering with Mr. Kaminski's duties as president and director of the Company for so long as he holds such office. On May 20, at a hearing on the Temporary Injunction granted by the Court, the parties entered into an Agreed Temporary Injunction which made the terms of the Temporary Injunction permanent until such time as a shareholders meeting had been held, which the parties agreed would be held "as soon as is practicable". On July 8, Mr. Kaminski asked the Court to appoint a receiver for the Company, which request was denied. Additional matters were argued including the validity of a Shareholders Agreement (the "agreement") being circulated to certain shareholders by Mr. Cooke providing for the removal of Mr. Kaminski as a director of the Company. The Court asked for the parties to submit written briefs on the validity of such "agreement". Additionally Mr. Kaminski requested that the Court order the Company not to pay any attorney's fees on behalf of Mr. Cooke and Mr. Dryer in the instant lawsuit or any other lawsuit. Upon final hearing and submission of written briefs, the Court signed an order dated July 23 which held that the "agreement" was void and unenforceable, and ordered the Company, Mr. Cooke and Mr. Dryer to communicate such ruling to each shareholder that had been solicited. Further, the Court ordered that the Company was prohibited from paying any attorneys' fees for or on behalf of Cooke or Dryer in this or any lawsuit unless such payment is in compliance with Delaware law (see Proposal 4). Mr. Cooke has since complied with the Court's ruling and has advised all such shareholders that the "agreement" has been held void and unenforceable.

        On or about August 23, the Company obtained a copy of a letter dated August 22, 1996 (the "Kaminski Letter") written by Joseph T. Kaminski, one of the Company's current directors, addressed to the Company's shareholders. Mr. Kaminski purports to represent himself as Chairman of the "Saratoga Resources, Inc. Stockholders Committee". Mr. Kaminski, who is NOT being renominated as a director by the Company (See Proposal 1), had indicated in such soliciting material filed with the Securities and Exchange Commission that he and the committee intend to run an opposing slate of nominees, to wit: Joseph T. Kaminski, Ronald F. Bearden and Kevin M. Smith. Mr. Smith is one of the Company's nominees as well. The "Kaminski Letter" also falsely represented that Mr. Smith, Sandra Smith and Lobo Energy, Inc., one of the Company's subsidiaries, were members of such committee. Upon receiving this "Kaminski Letter", Mr. Smith notified Mr. Kaminski and the committee to remove his name from the proposed opposition slate of nominees and that he was not a member of the committee. Sandra Smith likewise advised Mr. Kaminski and the committee that she was not a member of the committee. Lobo Energy, Inc. has advised Mr. Kaminski and the committee as well that it is not a member of the committee. Additionally, Mr. Kaminski has indicated in such soliciting material that he and the committee intend to oppose Proposals 4, 5 and 6 made by the Company herein. The Company is unaware of any other proposals by Mr. Kaminski or the committee.

         On August 28, the Company along with Thomas F. Cooke and Randall F. Dryer, the two remaining directors of the Company, filed for injunctive relief with respect to said Kaminski Letter in the United States District Court for the Southern District of Texas, Houston Division, Civil Action No. H-96-2839, SARATOGA RESOURCES, INC., THOMAS F. COOKE, AND RANDALL F. DRYER VS. JOSEPH T. KAMINSKI. On September 3, the parties in open court reached a stipulation with respect to the "Kaminski Letter" whereby Mr. Kaminski agreed to correct certain statements contained in the letter. As a result, Mr. Kaminski has filed with the Commission at least one, if not more, corrective letters identifying the current members of the committee and the committees current slate of nominees, consisting of Joseph T. Kaminski, Ronald F. Bearden and W. Wayne Hardin.

         On August 30, Mr. Kaminski filed a counterclaim for injunctive relief in the same United States District Court (federal district court), alleging that the Company, along with Mr. Cooke and Mr. Dryer, had violated Section 14a of the Securities and Exchange Act of 1934, in that the Proxy Statement previously filed by the Company was false and misleading in numerous respects. Additionally, on September 5, Mr. Kaminski filed a supplemental motion for injunctive relief in the same United States District Court in Houston, seeking to prevent the annual shareholder meeting scheduled for September 14 from being held on that date. On September 6, the United States District Court in Houston DENIED all of Kaminski's motions for injunctive relief.


PROPOSAL 2 (Page 7):

         In an effort to clarify the disposition of funds involved in the May 7, 1996 "Agreements" (see "SUMMARY OF AGREEMENTS"), the following summarization is provided. In exchange for the forgiveness of approximately $19,000,000 in debt owed by the Company to ING under the Credit Agreement, virtually all of the assets (the "Interests") of the Company's subsidiary companies (Saratoga-Texas, LOI and LEI) were liquidated pursuant to a foreclosure sale to ING. As part of the Agreements, PrimeEnergy then paid ING $7,180,000 plus additional non-monetary consideration for such Interests. Of the $7,180,000, ING then deposited $5,500,000 into a Disbursement Account under the terms of a Disbursement Agreement. Approximately $4,000,000 out of such Account was available to satisfy all outstanding third party vendor claims against the Company and its subsidiaries. The remaining $1,500,000 was disbursed to the Company, and is currently being maintained in a separate interest bearing account. As a result of these Agreements, the Company realized a $12.2 million dollar gain which it expects to be covered by existing tax loss carry forwards.

         This remaining $1,500,000 in cash constitutes virtually all of the remaining assets of the Company. In the event that the ongoing litigation (see "Legal Proceedings") continues between Mr. Kaminski, Mr. Cooke, Mr. Dryer and the Company, it is anticipated that a portion of such funds may be called upon to pay the legal expenses which continue to be incurred by the Company as a result of the litigation (the amount of which is impossible to predict). The Company intends to pursue the recovery of legal expenses incurred by the Company in all of the ongoing litigation from Mr. Kaminski.

         With respect to the lawsuit brought by Peter P. Pickup ("Pickup") against the Company (see "BACKGROUND"), that lawsuit involved claims by Pickup against the Company and ING relating to certain rights which Pickup had attempted to assert under a previous credit agreement involving the Company, its subsidiaries and ING. At the time, Pickup was a minority owner and director of Lobo Energy, Inc., a subsidiary of the Company, the assets of which were pledged as collateral under such credit agreement. The March 30, 1995 Credit Agreement provided in part the necessary funds to Saratoga-Texas to acquire Pickup's interests in the properties by purchasing his minority shareholder position in Lobo Energy, Inc. and thereby settle the Pickup lawsuit.

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         In it's lawsuit against ING and its subsidiary, ING Securities (Page
8), the Company was asserting claims including fraud and misrepresentation on the part of ING Securities with respect to their private placement efforts, and claims of breach of fiduciary duty, fraud and "micromanagement" against ING with respect to the Credit Agreement and settlement of the Pickup lawsuit in 1995.

         As part of the terms of the May 7, 1996 "Agreements", the Company is obligated to submit such "Agreements" for ratification and approval by its shareholders. Additionally, Mr. Cooke, Mr. Dryer and Mr. Kaminski are parties to a Proxy/Shareholders' Agreement dated May 7, 1996 with PrimeEnergy which likewise requires that these "Agreements" be submitted for shareholder approval and ratification and provides a proxy to PrimeEnergy to vote FOR such proposal. Accordingly, Proposal 2 has been submitted for a vote by the shareholders for this reason.

PROPOSALS 3, 4 AND 5 (Pages 9, 11 and 13)

         PROPOSALS 3, 4 AND 5, ALL POTENTIALLY PROVIDE A DIRECT BENEFIT TO ONE OR MORE OF THE CURRENT DIRECTORS. ACCORDINGLY, THERE EXISTS AN INHERENT CONFLICT OF INTEREST ON THE PART OF SUCH DIRECTORS OR DIRECTOR WHICH A SHAREHOLDER MAY WISH TO TAKE INTO CONSIDERATION WHEN MAKING A DECISION ON HOW TO VOTE ON SUCH PARTICULAR PROPOSAL WHICH HAS BEEN RECOMMENDED FOR APPROVAL BY THE BOARD OF DIRECTORS. APPROVAL OF EACH OF THE PROPOSALS MAY PREVENT MR. KAMINSKI OR OTHER SHAREHOLDERS FROM SUCCESSFULLY PURSUING CLAIMS BASED ON THE SUBJECT MATTER OF SUCH PROPOSAL.

         With respect to Proposal 3 (Page 9), the Board wishes to make it clear that indemnification of a company's officers and directors is normally afforded to such persons under the laws of the state of its domicile. IN THE EVENT OF APPROVAL, IT IS THE INTENT TO APPLY THE PROVISIONS OF SAID AMENDMENT RETROACTIVELY. HOWEVER, THE PROVISIONS OF THE PROPOSED AMENDMENT, IF APPROVED, WILL NOT APPLY TO COOKE, KAMINSKI OR DRYER IN THE PRESENT "COMPANY LAWSUIT" OR THE "KAMINSKI LAWSUIT". HOWEVER, WITH RESPECT TO ANY FUTURE CLAIMS OR LITIGATION WHICH MAY ARISE OUT OF AND PERTAIN TO SAID "COMPANY LAWSUIT" OR "KAMINSKI LAWSUIT", THE PROVISIONS ARE LIKELY TO APPLY. THE COMPANY IS UNAWARE OF ANY OTHER CLAIMS AT THIS TIME TO WHICH SAID PROVISIONS COULD APPLY.

         With respect to Proposal 4 (Page 9), the Board has made such proposal due to the fact that the provisions for indemnification of the Company's officers and directors contained in Proposal 3, were specifically NOT to be applied to Mr. Cooke, Mr. Dryer and Mr. Kaminski in the "Company Lawsuit" or the "Kaminski Lawsuit". Because of this exclusion, Mr. Cooke and Mr. Dryer have asked the Board to advance legal expenses for their defense in the "Kaminski Lawsuit". Such advancement of legal expenses would normally be allowable under the indemnification provisions contained under Proposal 3 if they were applicable. As a result of this exclusion, in order to obtain such advancement of legal expenses, they must obtain approval, if at all, from the shareholders, there being no disinterested director available to consider such for Board action. IN THE EVENT THAT COOKE AND DRYER (OR EITHER ONE OF THEM) ARE ULTIMATELY FOUND TO BE LIABLE TO THE COMPANY FOR ANY ACTS ALLEGED IN THE "KAMINSKI LAWSUIT", THE PARTY OR PARTIES (COOKE AND/OR DRYER) FOUND TO BE LIABLE WILL BE REQUIRED UNDER DELAWARE LAW TO REIMBURSE THE COMPANY FOR ANY SUCH ADVANCE PAYMENTS OF ATTORNEYS' FEES AND EXPENSES MADE BY THE COMPANY ON THEIR BEHALF.

        With respect to Proposal 5 (Page 11), the proposal is being made by the Board to the shareholders due to the fact that there is no "disinterested" director available to take action. Accordingly, the Board is unable to act. THIS MATTER IS NOT A MATTER WHICH IS NORMALLY REQUIRED TO BE SUBMITTED TO THE SHAREHOLDERS FOR A VOTE. Mr. Kaminski, one of the Company's three directors) is suing Mr. Cooke and

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Mr. Dryer (the remaining two directors) in the "Kaminski Lawsuit". In fact, the expenses which the shareholders are being asked to approve in this proposal is the subject matter of one of the claims being made by Mr. Kaminski (see "Legal Proceedings"). Mr. Cooke has previously provided the Company with copies of all receipts, and the Company has verified that such expenses were business related expenses. The only other officer available to approve these expenses is Mr. Kaminski, who has refused to do so. In the past, these expenses had normally been approved in the ordinary course. At this time, Mr. Cooke has no other means of obtaining reimbursement other than submitting them to the Board. Because of this situation, the matter is now being submitted to the shareholders for approval. IN THE EVENT THE SHAREHOLDERS SHOULD NOT VOTE FOR APPROVAL OF THIS PROPOSAL, COOKE HAS AGREED TO REIMBURSE THE COMPANY FOR ANY PRIOR PAYMENTS MADE TO HIM BY THE COMPANY FOR SUCH EXPENSES.

PROPOSAL 6 (Page 14):

         THIS MATTER IS NOT A MATTER WHICH IS NORMALLY REQUIRED TO BE SUBMITTED TO THE SHAREHOLDERS FOR A VOTE. With respect to Proposal 6, part of the state district court's Supplemental Temporary Injunction Order dated July 23, 1996 (the "Kaminski Lawsuit") directed that the Company seek shareholder approval of a new business plan. While the Company has received some preliminary proposals and has asked for additional information and clarification with respect to such proposals, it has not received any such information or clarification sufficient to make an informed decision as to any specific proposal. Accordingly, the Board is not making any specific recommendation at this time for approval by the shareholders. AT THIS TIME THE BOARD DOES NOT KNOW WHAT PLAN WILL ULTIMATELY BE DECIDED UPON. HOWEVER, AT SUCH TIME AS THE BOARD HAS COMPLETED ITS EVALUATION PROCESS AND HAS MADE A DETERMINATION ON A BUSINESS PLAN GOING FORWARD, IT IS QUITE LIKELY THAT ANY MATERIAL TRANSACTION WILL REQUIRE APPROVAL BY THE SHAREHOLDERS PURSUANT TO DELAWARE LAW, AND IN SUCH EVENT, THE BOARD WILL CALL FOR A SPECIAL MEETING OF THE SHAREHOLDERS TO OBTAIN SUCH APPROVAL.


         IN THE EVENT YOU HAVE NOT RETURNED TO THE COMPANY YOUR PROXY PREVIOUSLY SENT TO YOU, YOU ARE REQUESTED TO DO SO IMMEDIATELY. IN THE EVENT YOU HAVE RETURNED YOUR PROXY AND WISH TO REVOKE YOUR PROXY OR CHANGE ANY VOTE OR VOTES YOU MAY HAVE MADE AS A RESULT OF INFORMATION CONTAINED HEREIN, YOU ARE DIRECTED TO CALL THE COMPANY IMMEDIATELY AT 713-531-0022 OR SUBMIT WRITTEN PROOF OF REVOCATION OF PROXY OR A NEW PROXY TO THE COMPANY AS QUICKLY AS POSSIBLE. THE COMPANY'S ADDRESS IS 2000 DAIRY ASHFORD SOUTH, SUITE 410, HOUSTON, TEXAS 77077. OF COURSE, YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE ANNUAL MEETING ON SEPTEMBER 14, 1996 AS SET FORTH IN THE NOTICE.

         ALL DULY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. SHAREHOLDERS WHO EXECUTE PROXIES, HOWEVER, RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME BEFORE THEY ARE VOTED. THE REVOCATION OF A PROXY WILL NOT BE EFFECTIVE UNTIL WRITTEN NOTICE THEREOF HAS BEEN GIVEN TO THE SECRETARY OF THE COMPANY, UNLESS THE SHAREHOLDER GRANTING SUCH PROXY VOTES IN PERSON AT THE ANNUAL MEETING.


         The record date for the determination of shareholders entitled to vote at the Annual Meeting is July 19, 1996. As of such date, the Company had outstanding 6,809,400 shares of Common Stock, $.001 par value per share (the "Common Stock"). The Common Stock is the only class of stock of the Company outstanding and entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of Common Stock held. All votes on the proposals set forth in the Proxy Statement will be taken by ballot. For purposes of the votes on all proposals set forth

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in the Proxy Statement, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. The shareholders present at the Annual Meeting may continue to transact business until final adjournment (including any adjournment to a later date), notwithstanding the subsequent withdrawal of enough shareholders to leave less than a quorum or the refusal of any shareholder present in person or by proxy to vote or participate in the Annual Meeting.


Dated: September 10, 1996                     By Order of the Board of Directors



                                              Keith B. Werner
                                              SECRETARY


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